Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
ImmunityBio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)
Equity (1)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	46,088,027 (2)	$2.8800 (4)	$132,733,518	0.0001531	$20,321.50
Equity (1)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	32,359,674 (3)	$2.8800 (4)	$93,195,861	0.0001531	$14,268.29
Total Offering Amount					$225,929,379		$34,589.79
Total Fee Offsets							—
Net Fee Due							$34,589.79
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, par value $0.0001 per share (the “Common Stock”), of ImmunityBio, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table under the ImmunityBio, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by us or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.
(2) Represents 46,088,027 shares of Common Stock initially reserved for issuance pursuant to future awards under the 2025 Plan.
(3) Represents up to an additional 32,359,674 shares of Common Stock that were subject to awards outstanding under the ImmunityBio, Inc. 2015 Equity Incentive Plan on the date of stockholder approval of the 2025 Plan and may be added to the 2025 Plan pursuant to Section 3(a)(ii) of the 2025 Plan if, following the the date of stockholder approval of the 2025 Plan, they expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest.
(4) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low sales prices per share of Common Stock, as reported on the Nasdaq Global Select Market on June 20, 2025 (which is within five business days prior to the filing of this Registration Statement).
(5) Calculated at a rate of $153.10 per $1,000,000 of the proposed maximum aggregate offering price.